Exhibit 99

Contacts:
	Investors:	Bradley D. Lehan
(904) 819–2128
	Media:	Husein A. Cumber
(904) 826–2280

FLORIDA EAST COAST INDUSTRIES REPORTS
FIRST QUARTER 2003 RESULTS

Railway

▶	First quarter 2003 Railway freight revenues increased 2% to $40.9 million versus first quarter 2002. Railway segment operating profit decreased 9% to $8.8 million due primarily to decreased intermodal haulage revenues and increased equipment and depreciation expense. Railway segment EBITDA* decreased 2% to $13.7 million.

Realty

▶	Flagler’s first quarter rental and services revenues increased 8% to $16.4 million versus first quarter 2002. Operating profit from operating properties’ rents decreased 17% to $3.7 million, and EBITDA from operating properties’ rents* was unchanged at $9.7 million, compared to first quarter 2002, due primarily to soft realty rental markets.

▶	Flagler’s “same store” occupancy increased sequentially to 86% in the first quarter, compared to 85% in the fourth quarter 2002.

Land Sales

▶	Land sold for $14.9 million in the first quarter 2003.

*	A reconciliation to the most comparable GAAP measure is provided in the table on page 9.

ST. AUGUSTINE, FL – April 23, 2003 – Florida East Coast Industries, Inc. (NYSE: FLA, FLA.b) (FECI) announced results for the first quarter ended March 31, 2003.

Robert W. Anestis, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated: “In the first quarter of 2003 our Railway and Realty businesses held up well despite the economy and soft realty rental market. Railway freight revenues increased over the prior year period for the sixth consecutive quarter. Flagler, our real estate subsidiary, reported higher rental and services revenues and comparable EBITDA from operating properties’ rents versus first quarter 2002, primarily through property acquisitions and diligent leasing efforts. In addition, rental occupancy rates improved for the second quarter in a row.”

Mr. Anestis continued, “In the quarter we made notable progress with our Flagler Center business park. As planned, we are transforming Flagler Center into a Class A corporate park, capitalizing on its excellent location in the center of population and business growth in southern Jacksonville. Part of the transformation includes the construction of a $21.5 million highway interchange to provide immediate access to Flagler Center from Interstate 95, with expected completion in the spring of 2004. We are already benefiting from this initiative in several ways. First, we entered into an agreement with the City of Jacksonville to recoup our cost of the interchange, plus interest, from incremental property tax revenues over time. In addition, in the current quarter, we closed on the sale of approximately 32 acres at Flagler Center to Southern Baptist Hospital of Florida for $9.5 million for the construction of a hospital and medical offices. Also in the quarter, we signed a contract to sell approximately 75 acres at Flagler Center to Citicorp Credit Services, Inc. (USA) for the establishment of an office campus, and leased a five-story 123,000-sq. ft. office building at Flagler Center to Nuvell Financial Services Corp., a subsidiary of GMAC. We look forward to future sales and development prospects for the remaining 340 developable acres at Flagler Center, which is located directly in the path of Jacksonville’s growth.”

FECI reported consolidated revenues of $76.3 million for the first quarter 2003, compared to $60.0 million for the first quarter 2002. Revenues included realty sales of $14.9 million for the first quarter 2003, compared to $3.1 million for the first quarter 2002. Income from continuing operations was $7.0 million, or $0.19 per diluted share, for the first quarter 2003 (which includes $3.9 million of after-tax profit from land sales), compared to $6.9 million, or $0.19 per diluted share, for the first quarter 2002 (which includes $1.2 million of after-tax profit from land sales). FECI reported net income of $6.9 million, or $0.19 per diluted share, compared to a net loss of $0.4 million, or $0.01 per diluted share, for the prior year quarter. Included in net income is income or loss from discontinued operations related to a building sold in 2002, and the Company’s former telecommunications and trucking businesses.

The Company’s expectations for the full year 2003 assume a moderate improvement in the economy. For 2003, the Company continues to expect the Railway segment’s revenues to range between $174 and $177 million, and now expects the Railway segment’s operating profit to be comparable to 2002 as opposed to its previous expectation of single digit improvement over 2002, due primarily to reduced intermodal haulage and higher net equipment costs. Fuel represents, on average, approximately 10% of the Railway’s operating expenses; therefore significant changes in fuel prices could affect the Company’s results unexpectedly. Capital expenditures for the Railway are expected to range between $30 and $32 million. Due to the reclassification of a 101,000-sq. ft. rental building to continuing operations, which was previously classified in discontinued operations, the Company now expects 2003 Flagler rental and services revenues to range between $66 and $68 million. Occupancy levels are expected to continue to improve and Flagler’s EBITDA from operating properties’ rents is expected to range between $41 and $43 million in 2003. Operating profit from operating properties’ rents is expected to range between $18 and $20 million. The Company continues to expect capital investment at Flagler for 2003 to be between $80 and $100 million.

Railway First Quarter Results

•	Florida East Coast Railway (Railway) segment’s revenues increased 8.1% to $44.3 million for the first quarter 2003 over the prior year period. Included in the revenue increase is $2.4 million of revenue from drayage operations formerly performed by the Company’s trucking subsidiary that were assumed by the Railway in November 2002 and $0.4 million of fuel surcharges.

•	Carload revenues grew 3.9% primarily due to a 6.0% increase in aggregate, reflecting strong construction demand. Increased revenues from new business transporting coal and metals products contributed to the increase.

•	Intermodal revenues decreased 0.5%, compared to the prior year period. Lower revenues from a connecting carrier for intermodal haulage and from LTL carriers were partly offset by higher revenues from the “Hurricane Train” service from Atlanta to South Florida and business gained from new intermodal customers.

•	Operating profit decreased by 9.0% to $8.8 million versus $9.7 million, primarily due to reduced intermodal haulage and higher equipment and depreciation expense. The Railway’s operating ratio was 80% compared to 76% in the prior year quarter. The increase in the operating ratio was also affected by the addition of lower margin drayage operations that were previously performed by the Company’s trucking subsidiary.

•	Railway launched a new transportation relationship with BJ’s Wholesale Club. The Railway expects to deliver 60 to 80 intermodal loads weekly from BJ’s distribution center to stores located in South Florida.

Realty First Quarter Results

Rental and Portfolio Results

•	Flagler Development Company (Flagler) reported rental and services revenues of $16.4 million for the first quarter 2003 versus $15.2 million in the first quarter of 2002. The increased revenues resulted from new properties purchased in January 2003, recently constructed properties, and a slight increase in “same store” revenues.

•	Operating profit from operating properties’ rents was $3.7 million versus $4.5 million in the prior year period. Operating profit decreased primarily due to additional depreciation and amortization from recently constructed and newly acquired properties. EBITDA from operating properties’ rents for the quarter was unchanged at $9.7 million compared to the first quarter of 2002. EBITDA from operating properties’ rents benefited from the higher revenues, which were offset primarily by higher real estate taxes and insurance costs.

•	Overall and “same store” occupancy rates improved to 86% from 83% and to 86% from 85%, respectively, compared to the fourth quarter 2002.

•	Flagler signed a lease with Nuvell Financial Services Corp., a subsidiary of GMAC, for 123,000-sq. ft. at Flagler Center in Jacksonville, Florida.

•	Chase Manhattan Mortgage Corporation renewed its current lease of 138,000-sq. ft., and leased an additional 56,000-sq. ft. in two buildings located at Deerwood South in Jacksonville, Florida.

Flagler Center

•	Flagler executed a land sale contract at its Flagler Center business park located in Jacksonville, Florida, with Citicorp Credit Services Inc. (USA) for approximately 75 developable acres and an option for additional acreage.

•	Flagler closed on the sale of approximately 32 acres at Flagler Center to Southern Baptist Hospital of Florida for $9.5 million. Baptist plans to build a 250,000-sq. ft. hospital and an 80,000-sq. ft. physician office building.

Other Development Activity

•	Flagler acquired the 50% interest that it did not own of three 180,000-sq. ft. buildings at its Beacon Station Business Park in South Florida from its partner, Duke Realty Corporation, together with a single-story, suburban office building with approximately 59,000-sq. ft. of space, and an adjacent parcel of entitled land located in Jacksonville, Florida for $23.3 million, utilizing tax deferred proceeds from prior realty sales.

•	Flagler announced the execution of a long-term lease agreement with National Grange Mutual Insurance Co. and as a result, will begin construction on a 113,000-sq. ft. office building located at Deerwood North in Jacksonville. National Grange will occupy approximately 53% of the building.

•	At quarter end, Flagler had eight projects, with 994,000-sq. ft., in various stages of development (403,000-sq. ft. in construction stage, which includes 290,000-sq. ft. of build-to-suits and 590,550-sq. ft. under pre-development).

•	Property currently under sale contracts totals $62.3 million. Additional property is listed for sale at asking prices totaling $51.1 million. The Company expects to sell between $70 and $90 million of property in 2003.

Cash and Debt

•	The cash balance on March 31, 2003 was $26.8 million compared to $83.9 million on December 31, 2002. During the quarter, cash was utilized to reduce the amount drawn under the Company’s revolver and to purchase new properties. As a result, debt decreased to $252.1 million at March 31, 2003, compared to $296.8 million at December 31, 2002.

•	Debt at March 31, 2003 was comprised of $243.1 million of non-recourse, fixed rate mortgage financing and $9.0 million drawn under the Company’s revolving credit facility.

•	Subsequent to the end of the quarter, the Company received a cash federal income tax refund of $74.5 million which, as previously disclosed, the Company had expected as a result of carrying back losses on the sale of its former telecommunications business in December 2002.

Use of Non-GAAP Measures

Certain EBTIDA measures, which are non-GAAP financial measures, are included in this press release. We provide the most directly comparable GAAP financial measures and a reconciliation of the differences in the attached tables.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.9 million square feet of commercial and industrial space, as well as an additional 403,000 square feet under construction, and owns approximately 930 acres of entitled land and 5,200 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s Web site at http://www.feci.com.

Florida East Coast Industries, Inc. will hold a conference call to discuss first quarter 2003 results this morning, Wednesday, April 23, 2003, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call will be web cast live by CCBN and can be accessed at the Company’s website, www.feci.com, with an archived version of the web cast available approximately two hours after completion of the call. The dial-in numbers for the call are (888) 676-1749 or (952) 556-1581. A replay of the call will be available approximately two hours after completion of the call through Wednesday, April 30, by dialing (800) 615-3210 or (703) 326-3020 and entering access code 106659.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Such forward-looking statements may include, without limitation, statements that the Company does not expect that lawsuits, environmental costs, commitments, including future contractual obligations, contingent liabilities, financing availability, labor negotiations or other matters will have a material adverse effect on its consolidated financial condition, statements concerning future capital needs and sources of such capital funding, future growth potential of the Company’s lines of business, performance of the Company’s product offerings, other similar expressions concerning matters that are not historical facts, and projections relating to the Company’s financial results. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic conditions (particularly in the state of Florida) as they relate to economically sensitive products in freight service and building rental activities; ability to manage through economic recessions or downturns in customer’s business cycles; industry competition; possible future changes in the Company’s structure, lines of business, business and investment strategies, and related implementation; legislative or regulatory changes; technological changes; volatility of fuel prices (including volatility caused by military actions); changes in depreciation rates resulting from future railway right-of-way and equipment life studies; the ability of the Company to complete its financing plans, settle future contractual obligations as estimated in time and amount and conclude labor negotiations in a satisfactory way; changes in insurance markets, including increases in insurance premiums and deductibles; the availability and costs of attracting and retaining qualified independent third party contractors; liability for environmental remediation and changes in environmental laws and regulations; the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation; natural events such as weather conditions, floods, earthquakes and forest fires; discretionary government decisions affecting the use of land and delays resulting from weather conditions and other natural occurrences that may affect construction or cause damage to assets; the ability of the buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; buyers’ ability to close transactions; the Company’s future taxable income and other factors that may affect the availability and timing of utilization of the Company’s deferred tax assets; uncertainties, changes or litigation related to tax laws, regulations and the application thereof that could limit the tax benefits of the EPIK sale or of other possible transactions involving the Company; and other risks inherent in the real estate and other business of the Company. Further information on these and other risk factors is included in the Company’s filings with Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

FLORIDA EAST COAST INDUSTRIES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months
	Ended March 31

	2003	2002

Operating revenues	76,265	59,968
Operating expenses	(63,018)	(47,837)

Operating profit	13,247	12,131

Interest income	157	74
Other income	2,251	3,841
Interest expense	(4,297)	(4,791)

	(1,889)	(876)

Income before income taxes	11,358	11,255
Provision for income taxes	(4,373)	(4,333)

Income from continuing operations	6,985	6,922

DISCONTINUED OPERATIONS
Income (loss) from operation of discontinued operations (net of taxes)	119	(7,338)
Loss on disposition of discontinued operations (net of taxes)	(187)	—

Loss from discontinued operations	(68)	(7,338)

Net income (loss)	6,917	(416)

EARNINGS PER SHARE
Income from continuing operations — basic and diluted	0.19	0.19
Loss from operation of discontinued operations — basic and diluted	—	(0.20)
Gain on disposition of discontinued operations — basic and diluted	—	—

Net income (loss) — basic and diluted	0.19	(0.01)

INFORMATION BY INDUSTRY SEGMENT

(dollars in thousands)

	Three Months
	Ended March 31

(dollars in thousands)	2003	2002

Operating Revenues
Railway operations	44,271	40,938
Realty:
Flagler realty rental and services (a)	16,350	15,157
Flagler realty sales	12,259	2,551
Other rental	747	795
Other sales	2,638	565

Total realty	31,994	19,068

Total revenues (segment)	76,265	60,006
Intersegment revenues	—	(38)

Total revenues (consolidated)	76,265	59,968

Operating Expenses
Railway operations (a)	35,440	31,236
Realty:
Flagler realty rental and services	14,935	12,404
Flagler realty sales	8,633	1,143
Other rental	1,094	1,159

Total realty	24,662	14,706
Corporate general & administrative (a)	2,916	1,933

Total expenses (segment)	63,018	47,875
Intersegment expenses	—	(38)

Total expenses (consolidated)	63,018	47,837

Operating Profit (Loss)
Railway operations	8,831	9,702
Realty	7,332	4,362
Corporate general & administrative	(2,916)	(1,933)

Segment & consolidated operating profit	13,247	12,131

Interest income	157	74
Other income	2,251	3,841
Interest expense	(4,297)	(4,791)

	(1,889)	(876)

Income before taxes	11,358	11,255
Provision for income taxes	(4,373)	(4,333)

Income from continuing operations	6,985	6,922

Discontinued Operations
Income (loss) from operation of discontinued operations (net of taxes)	119	(7,338)
Loss on disposition of discontinued operations (net of taxes)	(187)	—

Net income (loss)	6,917	(416)

(Prior year results have been reclassified to conform to current year’s presentation.)

(a)	Included intersegment revenues and expenses of $0 and $38 for the three months ended March 31, 2003 and 2002, respectively.

FLORIDA EAST COAST INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31	December 31

	2003	2002

	(unaudited)
Assets
Cash and equivalents	26,849	83,872
Other current assets	129,793	121,204
Properties, less accumulated depreciation	815,948	795,650
Other assets and deferred charges	44,879	50,510

Total assets	1,017,469	1,051,236

Liabilities and Shareholders’ Equity
Short-term debt	2,689	2,641
Other current liabilities	47,333	47,755
Deferred income taxes	126,577	122,103
Long-term debt	249,452	294,143
Accrued casualty and other liabilities	10,799	11,278
Shareholders’ equity	580,619	573,316

Total liabilities and shareholders’ equity	1,017,469	1,051,236

(Prior year amounts have been reclassified to conform to current year’s presentation.)

RAILWAY OPERATING RESULTS

(dollars in thousands)

	Three Months
	Ended March 31

	2003	2002

Operating revenues	44,271	40,938
Operating expenses	35,440	31,236

Operating profit	8,831	9,702

Operating ratio	80.1%	76.3%

Railway segment EBITDA	13,675	13,936
Total FECR EBITDA	19,139	18,961

RAILWAY TRAFFIC
(dollars and units in thousands)

	Three Months			Three Months
	Ended March 31			Ended March 31

	2003	2002	Percent	2003	2002	Percent
Commodity	Units	Units	Variance	Revenues	Revenues	Variance

Rail Carloads
Crushed stone	28.9	28.1	2.8	12,999	12,260	6.0
Construction materials	1.3	1.3	—	736	757	(2.8)
Vehicles	6.2	6.0	3.3	4,612	4,570	0.9
Foodstuffs	3.0	3.1	(3.2)	2,153	2,317	(7.1)
Chemicals	0.9	0.9	—	969	1,080	(10.3)
Paper	2.1	1.6	31.3	2,050	1,671	22.7
Other	4.2	3.9	7.7	2,437	2,331	4.5

Total Carload	46.6	44.9	3.8	25,956	24,986	3.9
Intermodal	62.2	64.1	(3.0)	14,967	15,044	(0.5)

Freight Units/Revenues	108.8	109.0	(0.2)	40,923	40,030	2.2

Drayage*	11.2	—	—	2,449	—	—

*Drayage revenues have been classified as Railway revenues since November 2002.
(Other prior year results have been reclassified to conform to current year’s presentation.)

REALTY RESULTS
(dollars in thousands)

	Three Months
	Ended March 31

	2003	2002

Rental Operations
Flagler rental and services revenues	16,350	15,157
Flagler operating expenses*	14,935	12,404

Flagler operating profit from realty rental	1,415	2,753

Other rental revenues	747	795
Other rental operating expenses	1,094	1,159

Other operating (loss) profit from realty rental	(347)	(364)

Buildings and Land Sales
Flagler buildings and land sales	12,259	2,551
Flagler cost of sales	8,633	1,143

Flagler operating profit from real estate sales	3,626	1,408

Other buildings and land sales	2,638	565

Total realty operating profit	7,332	4,362

Flagler EBITDA from operating properties’ rents	9,680	9,669

(Prior year results have been reclassified to conform to current year’s presentation.)

*Included in these amounts are total Flagler depreciation and amortization costs of $6,173 and $5,439 for the three months ended March 31, 2003 and 2002, respectively.

FLAGLER REAL ESTATE STATISTICS

	Three Months
	Ended March 31

	2003	2002

Property types
Office (sq. ft. in 000’s)	2,047	1,851
Industrial (sq. ft. in 000’s)	4,591	4,108

100% owned properties
Rentable square feet (in 000’s)	6,638	5,959
Occupied square feet (in 000’s)	5,683	5,279
Number of buildings owned	60	54
Occupancy rate	86%	89%

Buildings held in partnership
Rentable square feet (in 000’s)	292	638
Occupied square feet (in 000’s)	243	632
Number of buildings	3	4
Occupancy rate	83%	99%

Same store statistics
Same store square footage (in 000’s)	5,659	5,659
Same store occupancy (sq. ft. in 000’s)	4,856	5,045
Same store buildings	53	53
Same store revenues (in 000’s)	$14,226	$14,137
Same store occupancy rate	86%	89%

Properties in the pipeline
Number of projects	8	10
Lease-up (sq. ft. in 000’s)	—	657
In construction (sq. ft. in 000’s)	403	—
Predevelopment (sq. ft. in 000’s)	591	591

Total	994	1,248

Entitlement pipeline
Acres	930	933
Total square feet (in 000’s)	15,125	13,558
Office (sq. ft. in 000’s)	8,578	8,369
Industrial (sq. ft. in 000’s)	6,268	4,933
Commercial (sq. ft. in 000’s)	279	256

RECONCILIATION OF NON-GAAP TO GAAP MEASURES
(dollars in thousands)

	Three Months
	Ended March 31

	2003	2002

Railway operating profit	8,831	9,702
Depreciation expense – railway operations	4,844	4,234

Railway segment EBITDA	13,675	13,936

Total FECR legal entity income before taxes	14,353	14,651
Depreciation expense – legal entity	4,891	4,282
Interest expense (income)	(105)	28

Total FECR legal entity EBITDA	19,139	18,961

			(in millions)
	Three Months		Forecast
	Ended March 31		Full Year

	2003	2002	2003

Flagler operating profit from operating properties’ rents	3,736	4,492	$18-$20
Depreciation and amortization expense – rental operating properties	5,944	5,177	$23

Flagler EBITDA from operating properties’ rents	9,680	9,669	$41-$43

The Company reports certain non-GAAP EBITDA measures for the Company’s Railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses certain such measures internally as part of its incentive compensation plans for management employees.